Exhibit 99.1

Chimerix Appoints Lisa Decker to Board of Directors

Seasoned Industry Executive Brings More Than 25 Years of Leadership and Business Development Experience

DURHAM, N.C., December 29, 2023 (GLOBE NEWSWIRE) -- Chimerix (NASDAQ:CMRX), a biopharmaceutical company whose mission is to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases, today announced Lisa Decker, Chief Business Officer at IGM Biosciences, has been appointed to Chimerix's Board of Directors. Ms. Decker replaces Catherine Gilliss PhD, RN, FAAN, who is simultaneously retiring from the Chimerix Board after nearly 10 years of service.

“We are delighted to welcome Lisa to the Chimerix Board of Directors. She brings a wealth of scientific expertise, oncology drug development and business development experience that will be important assets to Chimerix as we advance our pipeline toward commercialization,” said Mike Andriole, Chief Executive Officer of Chimerix. “We also thank Catherine for her valuable insight and judgement to the Chimerix Board over her tenure and for the impact she has had on the company during that time. Chimerix is well positioned for the years ahead and we thank her for her many contributions over her nearly decade of service.”

Prior to her role at IGM Biosciences, Ms. Decker was Chief Business Officer at Atreca Inc., where she oversaw the business development and alliance management functions. Before that, she served in multiple roles at Nektar Therapeutics, most recently serving as Vice President, Business Development. Earlier, she served as Associate Director in the Office of Technology Management at the University of Massachusetts Medical School. Ms. Decker received her Ph.D. in Immunology from Tufts University School of Medicine and her B.A. in Biology from the College of the Holy Cross.

About Chimerix

Chimerix is a biopharmaceutical company with a mission to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases. The Company’s most advanced clinical-stage development program, ONC201, is in development for H3 K27M-mutant glioma.

CONTACT:

Will O’Connor
Stern Investor Relations
212-362-1200

ir@chimerix.com

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